Exhibit 99.1
FOR IMMEDIATE RELEASE: February 21, 2006
PR06-07
CANYON RESOURCES PROVIDES SUPREME COURT UPDATE
     Golden, CO—Canyon Resources Corporation (AMEX:CAU), a Colorado-based mining company, reports that the United States Supreme Court has denied grant of certiorari in the case of Seven Up Pete Venture, et al. v The State of Montana. The Seven Up Pete Venture, a wholly owned subsidiary of Canyon Resources, filed the Petition for Writ of Certiorari on November 4, 2005. The Supreme Court repeatedly has stressed that a denial of certiorari does not in any way imply that the case was decided correctly by the lower courts. Accordingly, no federal court has yet reviewed the merits of the Venture’s federal constitutional challenges.
     Upon learning that the Supreme Court had declined to review the Montana Supreme Court decision, the Venture moved promptly to reinstate its federal lawsuit. Earlier today, the Venture filed a renewed motion to reopen its federal takings claim in the United States District Court for the District of Montana. On January 27, 2006, the District Court denied the motion to reopen the reserved federal takings claims due to the pending petition for certiorari to the Supreme Court, but stated the motion may be re-filed once the Supreme Court rendered a final non-appealable order. The parties previously have briefed the issues in this case and the federal court has not yet resolved them.
     “We are disappointed but not surprised by this outcome. While we feel that we have a strong case, competition for space on the Supreme Court’s crowded docket is high. We shall continue to pursue this case in the lower courts,” states James Hesketh, President & CEO.
     This case was initiated after the passage of the 1998 I-137 ballot initiative in the State of Montana. Passage of this initiative resulted in a law that was narrowly crafted to specifically outlaw the use of cyanide to recover gold from ores mined by open pit methods. This was the first of its kind in the US. By the time the initiative passed, the Seven Up Pete Venture had spent over $70 million drilling, permitting and engineering on its properties in Montana, including the McDonald Gold Project. The passage of this initiative rendered the property virtually worthless as currently no other gold recovery process technology has been proven to be economically viable for these ores.
FOR FURTHER INFORMATION, CONTACT:
James Hesketh, President and CEO (303) 278-8464
Valerie Kimball, Investor Relations (303) 278-8464
www.canyonresources.com